UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 20, 2007
SUPERIOR OFFSHORE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-33412	72-1264943
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
717 Texas Avenue, Suite 3150
Houston, Texas 77002
(Address of principal executive offices, including zip code)
(713) 910-1875
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On August 20, 2007, James J. Mermis, President and Chief Executive Officer of Superior Offshore International, Inc. (the “Company”), Roger D. Burks, Executive Vice President and Chief Financial Officer of the Company, R. Joshua Koch, Jr., Senior Vice President, General Counsel and Secretary of the Company, and John F. Guarisco, Chief Administrative Officer—Louisiana Operations of the Company, each entered into individual written sales plans (each, a “Plan”) pursuant to the guidance specified by Rule 10b5-1 under the Securities Exchange Act of 1934. Each Plan has been approved pursuant to the terms of the Company’s policies. Each Plan is part of the individual officer’s long-term strategy to diversify assets and provides for the sale of shares of common stock of the Company awarded to each officer as restricted stock that will vest in October 2007.
     Rule 10b5-1 permits individuals who are not in possession of material, non-public information at the time the plan is adopted to establish pre-arranged plans to buy or sell company stock. Using these plans, individuals can prudently and gradually diversify their investment portfolios over an extended period of time.
     The Plans provide for the sale of up to a total of 359,332 shares beginning on October 25, 2007. Shares are expected to be sold under the Plans at prevailing market prices, subject in some cases to minimum price thresholds.
     Transactions under the Plans will be reported to the Securities and Exchange Commission in accordance with applicable securities laws, rules and regulations. The Company does not undertake to report Rule 10b5-1 plans that may be adopted by any officers or directors in the future, or to report any modifications or termination of any publicly announced trading plan, except to the extent required by law.
     Assuming all of the shares covered by the Plans are sold as provided in the Plans, Mr. Mermis would continue to own 616,000 shares, Mr. Burks would continue to own 205,334 shares, Mr. Koch would continue to own 410,667 shares, and Mr. Guarisco would continue to own 205,334 shares. Following the sale of all shares covered by the Plans, all executive officers and directors of the Company as a group would beneficially own approximately 52% of the outstanding shares of the Company.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR OFFSHORE INTERNATIONAL, INC.
Dated: August 21, 2007	By:	/s/ Roger D. Burks
Roger D. Burks
Executive Vice President and Chief Financial Officer